         EX-99.B(b)scbylawamend2

AMENDMENT TO BYLAWS

         RESOLVED, That the Bylaws of Waddell & Reed Advisors Small Cap Fund, Inc. are amended by replacing Section 2.11 of Article II with the following:

ARTICLE II
STOCKHOLDERS

         Section 2.11. Absence of Quorum:

         In the absence of a quorum or for any other reason, including where a quorum is present and a vote has been taken on one or more proposals, the chairman of the meeting or the stockholders present at the meeting in person or by proxy, may adjourn the meeting without determining the date of the new meeting or, from time to time, without further notice to a date not more than 120 days after the original record date. Any business that might have been transacted at the meeting originally called may be transacted at any such adjourned meeting at which a quorum is present.

I certify that I am the Secretary of the Corporation, and as such officer, have custody of the minute books of the Corporation, and that the foregoing resolutions are true and correct resolutions duly passed by the Board of Directors of the Corporation at a meeting held on August 13, 2008.

                                                                                    /s/Mara Herrington
                                                                                    Mara Herrington, Secretary

Dated this 30th day of September, 2008